Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
Chief Operating Officer and	Marian Briggs, (612) 455-1742
Chief Financial Officer	njohnson@psbpr.com/mbriggs@psbpr.com
(952) 487-9500
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES RECORD SECOND-QUARTER RESULTS

•      Revenue up 50 percent to $11.9 million over second-quarter 2004

•      Gross margins of 75 percent

•      Pretax income of $1.2 million, or $0.09 per diluted share

•      Net income of $734,000, or $0.06 per diluted share

•      2005 annual guidance raised

Minneapolis, August 2, 2005 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, today announced record revenue for the second quarter ended June 30, 2005 of $11.9 million, compared with $8.0 million in the second quarter of 2004, a 50 percent increase.

Pretax income for the second quarter increased to $1.2 million, or $0.09 per diluted share, which included amortization costs of $351,000 and equity-based compensation costs of $95,000 related to restricted stock awards. This compares to pretax income of $128,000, or $0.01 per diluted share, in the year-ago period, which included amortization costs of $357,000. Net income for the 2005 second quarter rose to $734,000, or $0.06 per diluted share, compared to year-earlier net income of $78,000, or $0.01 per diluted share.

“Sales growth and margins were both robust,” said Jay D. Miller, president and chief executive officer. “We are seeing results from several recent initiatives, including transforming our sales force to focus more on the broader healthcare enterprise and dedicating sales representatives to Toshiba and the installed base, and launching a dedicated cardiology solution. These investments will support our continuing growth, and we look forward to strong full-year results.”

Financial Highlights

•                  The installed base of Vitrea® 2 users increased to approximately 2,300 in the second quarter, with approximately 190 Vitrea licenses sold in the quarter and one unlimited site license.

•                  Revenue from maintenance and services rose to $3.5 million, a 63 percent gain over second-quarter 2004 revenue of $2.2 million.

Vital Images Q2 Earnings

August 2, 2005

•                  Sales from software options (including third-party software) increased to $4.6 million, up from $3.3 million in the second quarter of 2004; top-selling options continue to be CT Cardiac, CT Vessel Probe and InnerviewGI™.

•                  Revenue through the company’s distribution arrangement with Toshiba Medical Systems Corporation totaled $5.6 million in the second quarter, or 47 percent of total revenue, compared to $3.6 million, or 46 percent of revenue, in the second quarter of 2004. Revenue through Toshiba increased to $11.5 million for the first six months of 2005, compared to $9.0 million in the same period in 2004. Software only sales to Toshiba totaled $3.9 million for the second quarter, or 49 percent of license revenue, compared to $2.3 million, or 45 percent of license revenue, for the same period in 2004.

•                  International revenue for the second quarter jumped 91 percent to $2.1 million, compared to $1.1 million in the same period in 2004. International sales growth was driven mainly by Toshiba.

•                  Gross margin improved to 75 percent for the second quarter versus 68 percent for the same period in 2004. Gross profit for the second quarter of 2005 totaled $8.9 million, compared with $5.4 million for the year-ago quarter. Gross margin for the first six months of 2005 was 76 percent, compared with 69 percent for the first half of 2004.

•                  Cash, cash equivalents and marketable securities increased to $39.4 million from $32.9 million at the end of the 2005 first quarter.

Operating Cost Summary

•                  Operating costs for the second quarter totaled $8.0 million, compared with $5.3 million for the second quarter of 2004.

•                  Sales and marketing costs rose 45 percent to $4.0 million from $2.8 million in the same period a year ago. The primary factors behind the increase were additional employees, tradeshow conference costs and higher commissions on greater sales volumes.

•                  Research and development costs rose 35 percent to $2.0 million in the second quarter of 2005 versus $1.5 million in the same period a year ago, as the company continues to invest in product development initiatives.

•                  General and administrative costs increased 79 percent to $1.9 million, compared to $1.1 million in the second quarter of 2004, mainly due to increased headcount and higher legal related expenses compared to the year-ago period.

Key Developments

Reflecting the company’s enterprise strategy, Vital Images closed a number of large enterprise deals in the second quarter. “We are very excited to see good momentum in our enterprise business,” said Miller. “We expect to close more large-scale, multi-license deals as the market begins to see the enterprise-wide value of our products. Business through our primary PACS partner McKesson remains strong, and one of our true differentiators is that Vital Images can work with a number of IT/PACS providers to enhance their visualization and analysis capabilities.”

Additionally, interest in the company’s Web-based product, ViTALConnect™, continued in the second quarter. ViTALConnect is a thin-client Web-enabled solution that allows physicians to use PCs or notebook computers to access interactive advanced visualization solutions. Revenue relating to deals that included ViTALConnect in them totaled $2.3 million in the second quarter.

“The marketplace is definitely interested in tools that facilitate the distribution of advanced visualization and analysis solutions throughout the enterprise, as exemplified by our growing ViTALConnect sales,” commented Miller. “As we develop this product, our goal is to integrate the maximum flexibility that ViTALConnect offers with the outstanding performance of Vitrea.

“An important ongoing growth strategy for us is aligning Vital Images with leading players in the marketplace to meet the needs of physicians and their patients,” continued Miller. “Accordingly, during the second quarter, we signed sales, marketing, distribution and technology agreements with: Eclipsys Corporation, which supplies advanced healthcare information technology solutions; and Confirma, a leader in CAD and breast MR imaging.”

For the six months ended June 30, 2005, revenue reached $23.3 million and pretax income improved to $2.7 million, or $0.21 per diluted share. 2005 results include a lease loss of $493,000 that was recorded in the first quarter. This compares to revenue of $15.8 million and pretax loss of $1.4 million, or $0.13 per diluted share, for the first six months of 2004. 2004 results include a write-off of in-process research and development costs of $1.0 million related to the acquisition of HInnovation, which closed in February 2004. Net income for the six months ended June 30, 2005 was $1.8 million, or $0.13 per diluted share, an improvement over a net loss of $1.3 million, or $0.11 per diluted share, for the same period in 2004.

2005 Outlook

For the 2005 full year, Vital Images is raising guidance for total revenue to a range of $48.0 million to $50.0 million and pretax income before equity-based compensation to $0.41 to $0.48 per share, up from prior guidance of revenue of $46.0 million to $48.0 million and pretax income before equity-based compensation of $0.24 to $0.34 per share. These revenue levels represent a 33 to 39 percent increase over 2004 revenue of $36.1 million. 2004’s pretax income was $0.07 per diluted share.

“At mid-year, we have the momentum to achieve strong results in 2005,” said Miller. “Overall, physicians’ demand for advanced visualization solutions is broadening, particularly in cardiology, and we’re seeing growing interest outside the United States. Our Web-based and IT/PACS marketing strategies will keep pace with the market’s increasing use of visualization and analysis solutions.”

Conference Call and Webcast

Vital Images will host a live Webcast of its second-quarter earnings conference call today, Tuesday, August 2, 2005, at 10:30 a.m. CT. To access this Webcast, go to the investors’ portion of the company’s Web site, www.vitalimages.com, and click on the Webcast icon. The Webcast replay will be available beginning at 12:30 p.m. CT, Tuesday, August 2, 2005.

If you wish to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID #11034708. The audio replay will be available beginning at 12:30 p.m. CT on Tuesday, August 2, 2005, through 5:00 p.m. CT on Tuesday, August 9, 2005.

About Vitrea® 2

Vitrea® 2 software is Vital Images’ advanced visualization solution that creates 2D, 3D and 4D images of human anatomy from CT (computed tomography), MR (magnetic resonance) and PET (positron emission tomography) image data. With this productivity-enhancing tool, physicians can easily navigate within these images to better understand and diagnose disease conditions. The Vitrea product addresses specialists’ needs through various software options for cardiac, colon, vessel probe and other applications. In addition, Vitrea 2 software utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques. Other capabilities and partnerships with PACS (picture archiving and communications systems) providers expand physicians’ access to Vitrea software throughout an enterprise.

About ViTALConnect™

ViTALConnect™ software is a Web-enabled medical diagnostic tool that allows physicians to use PCs or notebook computers to access interactive 2D, 3D and 4D advanced visualization. Building on Vital Images’ knowledge and understanding of advanced diagnostic workflow, ViTALConnect software offers users access that is critical in today’s hospital environment. This solution enables users to review studies, perform advanced analysis and make quick diagnostic decisions – from anywhere, at anytime. This communication tool includes collaboration capabilities that enable multiple physicians in different locations to confer while interacting with the same data in real-time.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization software solutions for use in disease-screening applications, clinical diagnosis and therapy planning. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. Press releases, examples of medical images and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004, and its most recent report on Form 10-Q for the quarter ended March 31, 2005.

Vitrea® is a registered trademark and ViTALConnect™ is a trademark of Vital Images, Inc. Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue:
License fees	$7,958	$5,172	$15,289	$10,713
Maintenance and services	3,510	2,152	6,861	4,141
Hardware	480	636	1,123	922
Total revenue	11,948	7,960	23,273	15,776

Cost of revenue:
License fees	1,343	984	2,424	1,988
Maintenance and services	1,398	1,110	2,624	2,200
Hardware	289	467	654	710
Total cost of revenue	3,030	2,561	5,702	4,898

Gross profit	8,918	5,399	17,571	10,878

Operating expenses:
Sales and marketing	4,049	2,798	7,470	5,499
Research and development	1,985	1,476	3,763	3,158
General and administrative	1,925	1,073	3,515	2,811
Acquired in-process research and development	—	—	—	1,000
Loss on operating lease	—	—	493	—
Total operating expenses	7,959	5,347	15,241	12,468

Operating income (loss)	959	52	2,330	(1,590)

Interest income	237	76	401	141
Income (loss) before income taxes	1,196	128	2,731	(1,449)

Provision (benefit) for income taxes, net	462	50	973	(175)

Net income (loss)	$734	$78	$1,758	$(1,274)

Net income (loss) per share – basic	$0.06	$0.01	$0.14	$(0.11)
Net income (loss) per share – diluted	$0.06	$0.01	$0.13	$(0.11)

Weighted average common shares outstanding - basic	12,324	11,653	12,198	11,496
Weighted average common shares outstanding - diluted	13,128	12,417	13,044	11,496

Vital Images, Inc.

Consolidated Balance Sheets (Unaudited)

(In thousands, except per share amounts)

	June 30,	December 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$26,283	$24,119
Marketable securities	13,102	11,546
Accounts receivable, net	9,816	8,090
Deferred income taxes	600	600
Prepaid expenses and other current assets	1,543	1,093
Total current assets	51,344	45,448
Property and equipment, net	5,219	3,222
Deferred income taxes	8,815	8,454
Licensed technology, net	270	330
Other intangible assets, net	5,135	5,777
Goodwill	6,053	6,053
Total assets	$76,836	$69,284

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,540	$1,893
Accrued compensation	2,527	3,175
Accrued royalties	965	574
Other current liabilities	787	673
Deferred revenue	9,189	8,137
Total current liabilities	15,008	14,452
Deferred revenue	452	278
Deferred rent	1,330	—
Total liabilities	16,790	14,730

Stockholders’ equity:
Preferred stock: $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock: $0.01 par value; 20,000,000 shares authorized; 12,473,064 and 12,007,160 shares issued and outstanding, respectively	125	120
Additional paid-in capital	70,543	65,813
Deferred stock-based compensation	(1,007)	—
Accumulated other comprehensive loss	(42)	(48)
Accumulated deficit	(9,573)	(11,331)
Total stockholders’ equity	60,046	54,554
Total liabilities and stockholders’ equity	$76,836	$69,284